Exhibit 10.12

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement (this “Agreement”) is entered into as of January 19, 2010 (the “Effective Date”) by and between Ryan Wuerch (“Executive”), an individual, and Motricity, Inc. a Delaware corporation (the “Company”).

WHEREAS, the Company desires to employ Executive on a full-time basis and Executive desires to be so employed, subject to the terms and conditions set forth in this Agreement and to supersede in their entirety the terms of that certain Second Amended and Restated Executive Employment Agreement between the Company and Executive, dated as of January 1, 2008 and that certain First Amendment to Second Amended and Restated Executive Employment Agreement between the Company and Executive, dated as of July 25, 2008 (together, the “Prior Employment Agreements”);

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive agree as follows:

1. Position and Title. During the Term (as defined below), (a) the Company will employ Executive as its Chief Executive Officer, reporting to the Company’s Board of Directors (the “Board”), and (b) Executive shall serve as a member of the Board. Executive accepts employment and service, upon the terms and conditions set forth in this Agreement.

2. Duties. Executive shall have such authority, power, duties and responsibilities as are commensurate with such positions and as are customarily exercised by a person holding such positions in a company of the size and nature of the Company and also as may be reasonably assigned to Executive by the Board. Subject to and consistent with Section 7 below, Executive shall perform his duties faithfully and to the best of his abilities and shall devote his full business efforts and time exclusively to the Company and any of its affiliates, as may be requested from time to time by the Board.

3. Term. Subject to the provisions for earlier termination set forth in Section 5 below, the term of Executive’s employment hereunder shall commence on the Effective Date and shall continue through the twenty-fourth month anniversary of the Effective Date (the “Initial Term”). The Initial Term will automatically renew for additional, successive one year periods (each, a “Renewal Term” and such Renewal Terms, together with the Initial Term, the “Term”) unless either party provides written notice of such party’s intent not to continue this Agreement no less than 90 days prior to the expiration of the then-current Term.

4. Compensation.

(a)

Salary. Effective as of the Effective Date and continuing until the occurrence of a Public Offering (as defined below) (the “Pre-IPO Period”), the Company shall pay to Executive an annualized base salary, payable in accordance with the Company’s payroll practices in effect from time to time, at the rate of $375,000 per year (the “Pre-IPO Base Salary”), provided that Executive shall receive a 20% increase in such Pre-IPO Base Salary (the “Temporary Adjustment”) for the period commencing with the Effective Date and ending on the earlier to occur of (a) the effective date of a Public Offering (“IPO Effective Date”) and (b) July 25, 2010; provided, however, that the increase reflected in the Temporary Adjustment shall not be included in the calculation of Executive’s Base Salary for purposes of determining any incentive, bonus awards, severance or change in control severance payments and including without limitation any employee benefit plan. Effective as of the IPO Effective Date and continuing until the expiration of the Term (the “Post-IPO Period”), the Company shall pay to Executive an annualized base salary, payable in accordance with the Company’s payroll practices in effect from time to time, at the rate of $450,000 per year, provided that such salary shall be pro-rated for the year in which a Public Offering occurs, based on the date of the Public Offering (the “Post-IPO Base Salary”) (the Pre-IPO Base Salary and the Post-IPO Base Salary shall be referred to generally herein, as applicable, as the “Base Salary”). In no event shall Executive be entitled to any tax gross-up arising from or otherwise related to the Temporary Adjustment.

(b)	Annual Bonus. Executive will be eligible to receive an annual cash bonus (“Annual Bonus”) (a) during the Pre-IPO Period targeted at 75% of his Pre-IPO Base Salary and (b) during the Post-IPO Period targeted at 100% of his Post-IPO Base Salary, provided that the Annual Bonus target percentage shall be pro-rated for the year in which a Public Offering occurs, based on the IPO Effective Date. The Annual Bonus will be subject to the terms and conditions set forth in the Corporate Incentive Plan (as may be amended from time to time, the “Corporate Incentive Plan”) or similar plan as may be applicable from time to time. In the event that the terms of this Agreement conflict with those of the Corporate Incentive Plan, the Corporate Incentive Plan shall control; provided, however, that in no event shall the Pre-IPO Period and Post-IPO Period target award percentages set forth in this Section 4(b) be less than 75% of his Pre-IPO Base Salary and 100% of his Post-IPO Base Salary, respectively.

(c)

Equity Participation. Subject to approval by the Board, Executive shall be granted, effective as of the Effective Date, a stock option to purchase 5,000,000 shares of the Company’s common stock (the “Option”), par value $0.01 (“Company Common Stock”), which shall be subject to the terms and conditions of the Company’s Long-Term Incentive Plan, as may be amended from time to time (the “LTIP”), pursuant to which the Option is granted and the governing stock option agreement. If both (i) a Public Offering occurs on or prior to July 25, 2010 and (ii) Executive continues to be an employee in good standing with the Company on the applicable vesting date, the Option shall vest in equal installments of 25% on each of the four anniversaries of the IPO Effective Date. If no Public Offering occurs on or prior to July 31, 2010, the Option shall be null and void ab initio. The exercise price applicable to the Option shall be the per share fair market value of the Company Common Stock as of the date of grant of the Option, based on the per share value of the Company’s Common Stock as determined in accordance with a valuation to be performed by Acuitas as soon as administratively practicable following the review and acceptance by the Board of the Company’s audited financial statements for 2009. Notwithstanding anything herein to the contrary, Executive will not be eligible for additional options or other grants of equity until the expiration of the Initial Term. In the event that the terms of this Agreement conflict with those of the LTIP, the LTIP shall control; provided, however, that the vesting schedule of the Option set forth in this Section 4(c) shall not be subject to modification, except with respect to forfeiture or claw-back provisions set forth in the LTIP.

(d)	Employee Benefits. As a full-time regular employee, Executive will be eligible for participation in the Company’s welfare benefits plans as in effect from time to time. The cost of participating in the plans (if any) will depend upon the type of benefit and level of coverage Executive elects. At this time, the Company’s benefits offered include:

•	Group health insurance

•	Employee Assistant Program

•	FSA: Medical Savings Account

•	FSA: Dependent Care Reimbursement;

•	HSA: Health Savings Account

•	Group dental insurance

•	Group vision insurance

•	Life Insurance and Accidental Death and Dismemberment (3X Executive’s annual base salary not to exceed $800,000)

•	Voluntary Life & AD&D for Employee and Dependents

•	Long term disability – Employer paid

•	Short term disability – Employer paid

•	401(k) plan

•	Eight paid holidays plus two floating holidays

•	20 accrued Paid Time Off (“PTO”) days

•	Five sick days

For the avoidance of doubt, Executive shall not be entitled to any benefits other than those typically available to employees and shall be subject to the terms and conditions of the governing plan as well as the sole discretion of the Company to amend or terminate any such plan, policy or program at any time with or without notice.

(e)	Carve-Out Bonus. If, at any time during the period commencing on the Effective Date and ending on the earlier of (i) the IPO Effective Date and (ii) July 25, 2010, (A) the Company enters into a definitive agreement for a Company Sale (as defined below) and (B) (1) at such time Executive is then employed by the Company or (2) Executive’s employment by the Company was terminated without Cause or the Executive resigned for Good Reason, in each case, within four (4) months prior to the date on which the Company entered into such legally binding, definitive agreement for a Company Sale, then Executive shall be entitled to receive the following cash bonus (the “Carve-Out Bonus”) upon consummation of such Company Sale (and contingent upon such consummation):

(i)	If the Aggregate Value of the Company Sale is three hundred million dollars ($300,000,000) or less, the Carve-Out Bonus shall be two million dollars ($2,000,000) or, in the case of a Company Sale that is a sale (other than a Public Offering) of at least 75% of the Company’s equity, two million dollars ($2,000,000) multiplied by the applicable percentage of the Company’s equity sold in such Company Sale; or

(ii)	If the Aggregate Value of the Company Sale is greater than three hundred million dollars ($300,000,000), the Carve-Out Bonus shall be equal to one percent (1%) of the Aggregate Value of the Company Sale or, in the case of a Company Sale that is a sale (other than a Public Offering) of at least 75% of the Company’s equity, one percent (1%) of the Aggregate Value of the Company Sale multiplied by the applicable percentage of the Company’s equity sold in such Company Sale.

Notwithstanding the foregoing, the Carve-Out Bonus shall be reduced (but not below zero) by the aggregate Equity Proceeds. For the avoidance of doubt, if the Equity Proceeds exceed the Carve-Out Bonus payable under subsection 4(e)(i) or 4(e)(ii) above, as applicable, no Carve-Out Bonus shall be owed. For purposes of this Section 4, the following terms shall have the following respective meanings:

The term “Company Sale” shall mean a sale (other than a Public Offering) of at least 75% of the Company’s equity or all or substantially all of the Company’s consolidated assets, through any form of transaction, including, without limitation, merger, equity purchase, asset purchase, recapitalization, reorganization, consolidation, amalgamation, or other transaction; provided, however, that, notwithstanding anything herein to the contrary, a transaction or series of transactions whose primary purpose is financing of the Company and does not involve payments or distributions to the stockholders of the Company shall not be treated as a “Company Sale” hereunder.

The term “Aggregate Value” shall mean, with respect to any Company Sale transaction, the aggregate value of the consideration paid in respect of the applicable equity securities of the Company or, in the case of a sale of assets, the consideration paid for such assets, in each case, which shall include the assumption of liabilities, plus (without duplication) the value of any debt, capital lease, and preferred stock obligations of the Company directly or indirectly assumed, retired, or defeased in connection with the applicable transaction. The value of any securities (whether debt, equity, options or warrants) or other property included in such consideration shall be determined as follows: (A) the value of securities that are freely tradable in an established public market shall be the last closing market price of such securities prior to the public announcement of the applicable transaction; and (B) the value of securities which are not freely tradable or which have no established public market, or if the consideration consists of property other than securities, the value of such securities or other property shall be the fair market value thereof as reasonably determined by unanimous vote of the Board, in consultation with its financial advisor. Consideration shall also be deemed to include the risk-adjusted present value (as reasonably determined by the Board) of any future (whether contingent or deferred) payments receivable or to be received by the Company or its security holders in connection with the applicable transaction (including, but not limited to, consideration placed in escrow and earn-out consideration). If the consideration to be paid is computed in any foreign currency, the value of such foreign currency shall, for purposes hereof, be converted into U.S. dollars at the prevailing exchange rate on the date or dates on which such consideration is payable.

The term “Equity Proceeds” shall mean the aggregate gross value of cash, securities and other property that Executive and Shawntel Wuerch receive in a Company Sale as a result of their ownership of Company common stock, options or any other equity securities of the Company, convertible or otherwise, or any other compensation or bonus paid to Executive in connection therewith less the aggregate exercise price, if any, payable by Executive and Shawntel Wuerch in respect of stock options held by such parties in connection therewith.

(f)	Relocation. Executive shall remain subject to the Agreement to Repay Relocation Costs attached to the Relocation Policy that was executed on or about July 25, 2008, the obligations under which shall terminate on July 25, 2010, as set forth in First Amendment to the Second Amended and Restated Employment Agreement between the Company and Executive, dated as of July 25, 2008.

(g)	Legal Fees. The Company will pay Executive an amount of $10,000 for his legal fees incurred in negotiating and drafting this Agreement.

5. Termination of Employment.

(a)	Termination of Employment Not in Connection with a Change in Control. In the event Executive’s employment is terminated by the Company without Cause (as defined below) or by Executive for Good Reason (as defined below) other than during the period commencing on (i) the earlier of (A) a public announcement by the Company of a transaction which, when consummated, will constitute a Change in Control and (B) the execution of a definitive transaction agreement to which the Company is a party which, when consummated, will constitute a Change in Control and ending on (ii) the earlier of (X) any decision by the Company that it is no longer pursuing the transaction contemplated by clause (A) of this Section 5(a), (Y) the termination of the executed definitive transaction agreement that would have effected a Change of Control contemplated by clause (B) of this Section 5(a) and (Z) the 12-month anniversary of a Change in Control (as defined below), Executive shall be entitled to: (i) a severance payment in an amount equal to one times his Base Salary (if termination occurs before the IPO Effective Date, the Pre-IPO Base Salary, or after the IPO Effective Date, the Post-IPO Base Salary), paid over the 12-month period following the termination of his employment in accordance with the Company’s payroll practices, which payments shall commence 15 days following and shall be subject to Executive’s execution and delivery to the Company of the Company’s form of Release and Waiver of Claims Agreement as in effect on the Effective Date (the “Release”), provided that execution and delivery of the Release shall occur no later than 45 days following the date Executive’s employment terminates and such Release has not been revoked, (ii) the Annual Bonus Executive would have earned for the year in which Executive’s employment terminates based on the Company’s actual performance for such year and pro-rated to the date of termination, with such pro-rated amount to be calculated by multiplying the current year’s Annual Bonus by a fraction the numerator of which is the number of days inclusive between the start of the then current calendar year and the date of termination and a denominator equal to 365, such amount to be paid at the time the Company does or otherwise would pay annual cash bonuses to its senior executives, subject to the terms and conditions of the Corporate Incentive Plan and (iii) acceleration of vesting and/or exercisability of fifty percent (50%) of any outstanding options issued pursuant to the Option and unvested as of the date of Executive’s termination.

(b)

Termination of Employment in Connection with a Change in Control. In the event Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason during the period commencing on (i) the earlier of (A) a public announcement by the Company of a transaction which, when consummated, will constitute a Change in Control and (B) the execution of a definitive transaction agreement to which the Company is a party which, when consummated, will constitute a Change in Control and ending on (ii) the earlier of (X) any decision by the Company that it is no longer pursuing the transaction contemplated by clause (A) of this Section 5(b), (Y) the termination of the executed definitive transaction agreement that would have effected a Change of Control contemplated by clause (B) of this Section 5(b) and (Z) the 12-month anniversary of a Change in Control, then in lieu of the benefits described in Subsection (a) above, Executive shall be entitled to: (i) a severance payment in an amount equal to two (2) times the sum of (A) his Base Salary (if termination occurs before the IPO Effective Date, the Pre-IPO Base Salary, or after the IPO Effective Date, the Post-IPO Base Salary) as in effect immediately prior to the date of termination and (B) the average of the annual bonuses paid to Executive during the three completed years preceding the date of termination, paid over the 12-month period following the termination of his employment in accordance with the Company’s payroll practices, which payments shall commence 15 days following and shall be subject to Executive’s execution and delivery to the Company of the Release, provided that execution and delivery of the Release shall occur no later than 45 days following the date Executive’s employment terminates and such Release has not been revoked and (ii) acceleration of vesting and/or exercisability of fifty percent (50%) of any outstanding options issued pursuant to the Option and unvested as of the date of Executive’s termination.

(c)	Release Required. Notwithstanding anything to the contrary herein, in the event Executive fails to execute and deliver the Release within the time period described above, Executive shall forfeit any and all rights to the severance benefits described in Subsections (a) and (b) above.

(d)	Termination on Death or Disability. In the event that Executive dies or becomes Disabled or is terminated for any other reason other than a reason set forth above in Sections 5(a) and (b), the Company shall pay to Executive, or Executive’s beneficiary or beneficiaries designated in writing to the Company, or to Executive’s estate in the absence or lapse of such designation, only the Base Salary, as in effect at the date of such occurrence, through the last day of the month in which death or Disability occurred and any accrued and unpaid bonus, vacation, and benefits as of the last day of the month in which death or Disability occurred provided that nothing in this Section 5(d) or otherwise in this Agreement shall limit any rights or entitlements Executive may have to benefits under applicable law or the terms of any disability, life insurance or other benefit plans, policies or programs of the Company.

(e)	Other Terminations. If Executive’s employment is terminated by the Company for Cause, by Executive other than for Good Reason or by reason of non-renewal of this Agreement, Executive will be entitled to only his earned and accrued Base Salary through the date of termination and employee benefits as may be earned and/or accrued through the termination date subject to and consistent with the terms of the relevant employee benefit plans and/or applicable law.

(f)	Surrender of Records and Property. Upon termination of Executive’s employment with the Company, Executive shall deliver promptly to the Company all records, manuals, books, blank forms, emails, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, whether in tangible or electronic form, that relate in any way to the business, products, practices or techniques of the Company or any of its affiliates, and all other property, trade secrets and confidential information of the Company or any of its affiliates, including, but not limited to, all documents that in whole or in part contain any trade secrets or confidential information of the Company or any of its affiliates, which in any of these cases are in Executive’s possession or under Executive’s control.

(g)	Equity Awards. Except as otherwise provided in Sections 5(a) and (b) above, in the event of the Executive’s termination by the Company, the Executive’s rights to outstanding stock options and restricted stock shall be determined in accordance with the terms and conditions of the applicable governing plan and award agreement as then in effect. For the avoidance of doubt, Executive shall not be entitled to any accelerated vesting of outstanding stock options and restricted stock, except as provided in Sections 5(a) and (b) above or as otherwise provided in the terms and conditions of the award agreements and applicable governing plan(s) as then in effect.

(h)	Deemed Resignation. Upon termination of Executive’s employment for any reason or no reason, including with or without Cause or for Good Reason, whether by the Company or by Executive, and unless the Board otherwise expressly determines, Executive agrees that he automatically shall have been deemed to have resigned from all positions as an officer, director and employee of the Company or any subsidiaries or affiliates thereof without any further action on the part of the Executive. In connection therewith, simultaneously with the execution and delivery of the Release (if applicable) , the Executive shall deliver a resignation letter effecting his resignation in a form acceptable to the Company.

(i)	COBRA. For the avoidance of doubt, upon termination of this Agreement in accordance with any of the provisions of this Section 5, notwithstanding that Executive may elect continuation of benefits coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Executive shall not be entitled to payment or reimbursement from the Company with respect to the cost of such continuation coverage under COBRA.

6. Restrictive Covenants.

(a)	For a period of 12 months following the date of Executive’s termination of employment with the Company for any reason, Executive covenants and agrees that he shall not, either directly or indirectly, as principal, agent, owner, employee, partner, investor, shareholder (other than solely as a holder of not more than one percent (1%) of the issued and outstanding shares of any public corporation), consultant, advisor or otherwise howsoever own, operate, carry on or engage in the operation of or have any financial interest in or provide, directly or indirectly, financial assistance to or lend money to or guarantee the debts or obligations of any Person carrying on or engaged in any business that is a competitor with the business conducted by the Company or any of its subsidiaries, whether with respect to customers, sources of supply or otherwise.

(b)	During the Term and continuing for a period of two (2) years following the date of Executive’s termination of employment with the Company for any reason, Executive covenants and agrees that he shall not directly, or indirectly, for himself or for any other Person: (i) solicit, interfere with or endeavor to entice away from the Company or any of its subsidiaries or affiliates, any customer or client; (ii) attempt to direct or solicit any customer or client away from the Company or any of its subsidiaries or affiliates; or (iii) interfere with, entice away or otherwise attempt to induce any employee of the Company or any of its affiliates to terminate his/her employment with the Company or any of its affiliates.

(c)	Executive represents to and agrees with the Company that the enforcement of the restrictions contained in this Agreement and in the Company’s Non-Disclosure, Noncompetition, and Intellectual Property Protection Agreement (the “Non-Disclosure Agreement”) is necessary to protect the proprietary rights of the Company and the confidential information described in the Non-Disclosure Agreement. Notwithstanding the foregoing, Executive further agrees that the aforementioned representations would not be unduly burdensome to Executive and that such restrictions are reasonably necessary to protect the legitimate interests of the Company.

(d)	Executive also agrees that the remedy of damages for any breach by Executive of the provisions of either this Agreement or the Non-Disclosure Agreement shall be inadequate and that the Company shall be entitled to injunctive relief, without posting any bond (to any and all remedies the Company may have in law and equity), and Executive agrees not to oppose granting of such relief on the grounds that the damages would adequately compensate the Company. These Agreements constitute an independent and separable covenant which shall be enforceable notwithstanding any right or remedy that the Company may have under any other provision of this Agreement or otherwise.

7. Full-Time Commitment.

(a)	Executive acknowledges, agrees and understands that the implementation and performance of the Company’s business plan is a critical and time sensitive process and that full and complete implementation of the business plan is essential to the long-term survival, continuation and preservation of the business of the Company and that any termination by Executive of Executive’s performance of his duties hereunder will result in substantial costs and damages to the Company. During the term of Executive’s employment, he shall devote his time, attention and efforts, on a full-time basis at the Company’s Bellevue headquarters or on Company approved business travel for the business and affairs of the Company and shall use his best efforts to achieve the full and complete implementation of the Company’s business plan. Executive agrees to serve the Company faithfully and to perform Executive’s duties and responsibilities to the best of Executive’s abilities in a diligent, trustworthy, businesslike and efficient matter. During Executive’s employment with the Company, he shall not serve as a member of a board, advisory group or similar governing body without the prior approval of the Board and provided that such activities in connection with such service (i) do not conflict or interfere with the performance of Executive’s duties and responsibilities hereunder and (ii) do not violate or potentially violate any law. Notwithstanding the foregoing, Executive agrees that, in the event that the Company determines, in its sole and exclusive judgment, but acting reasonably under the circumstances, that he is, or will likely be, engaged in, or about to engage in, any activity or activities that could violate the aforementioned provisions, the Company may require that Executive resign, discontinue, and/or recuse himself from such activities, notwithstanding that the Board may have previously approved Executive’s service on an outside board of directors. Executive hereby confirms that he is under no contractual commitment inconsistent with his obligations set forth in this Agreement, and that, during his employment with the Company, he will not render or perform services for any other corporation, firm, entity or person that are inconsistent with the provisions of this Agreement.

(b)	Code of Ethics. The Company and the Executive have previously agreed to and adopted the Code of Ethics attached hereto as Exhibit A.

8. Definitions. For purposes of this Agreement, capitalized terms used herein shall have the following meanings:

(a)

“Cause” shall mean Executive’s (i) willful failure to perform substantially all of the duties of the Chief Executive Officer of the Company; (ii) commission of, or indictment for a felony or any crime involving fraud or embezzlement or dishonesty or conviction of, or plea of nolo contendere to a misdemeanor (other than a traffic violation) punishable by imprisonment under federal, state or local law; (iii) engagement in an act of fraud or of willful dishonesty toward the Company; (iv) willful misconduct or negligence resulting in a material economic harm to the Company; (v) violation of a federal or state securities law or regulation; (vi) dishonesty detrimental to the best interests of the Company or any of its affiliates; (vii) conduct involving any immoral acts which is reasonably likely to impair the reputation of the Company or any of its affiliates; (viii) willful disloyalty to the Company; (ix) violation, as determined by the Board based on opinion of its counsel, of any securities or employment laws or regulations; (x) use of a controlled substance without a prescription or the use of alcohol which impairs Executive’s ability to carry out his duties and responsibilities; or (xi) material violation of the Company’s policies and procedures or breach of any agreement between the Company and Executive.

(b)	“Change in Control” shall mean the occurrence of any one of the following events:

(i)	During any 24 month period, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director;

(ii)	Any Person is or becomes a “beneficial owner” (as defined in Rule 13d 3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any Subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction, as defined in paragraph (iii), or (E) any Person or Persons acting as a group acquire Voting Securities from the Company, if immediately prior to such acquisition, such Person or Persons acting as a group owned, collectively or individually, if applicable, 30% or more of Company Voting Securities by such person;

(iii)	The consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (1) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (2) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 30% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(iv)	the consummation of a sale of all or substantially all of the Company’s assets other than to a Person or Persons acting as a group then owning, collectively or individually, if applicable, 30% or more of Company Voting Securities.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) solely because any person acquires beneficial ownership of more than 30% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur or as (B) as the result of either the acquisition of more than 30% of the Company Voting Securities or of all or substantially all of the Company’s assets by any of the following or their affiliates: Advanced Equities, Inc., Carl C. Icahn, New Enterprise Associates or Technology Crossover Ventures.

(c)	“Disability” shall mean any mental or physical condition that renders Executive unable to perform the essential functions of his position, with or without reasonable accommodation, as is consistent with the Americans with Disabilities Act and the Family and Medical Leave Act, for a period in excess of ninety (90) consecutive days or more than one hundred twenty (120) days during any period of any three hundred sixty-five (365) calendar days.

(d)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(e)	“Good Reason” shall mean: (i) a material diminution in Executive’s authority, duties, annual base salary or responsibilities (in no event shall Executive ceasing to serve as Chairman of the Board or on any committee of the Board at any time after April 15, 2010 be deemed to be a material diminution in authority, duties or responsibilities that would otherwise constitute “Good Reason”); (ii) any action or inaction that constitutes a material breach by the Company of this Agreement; or (iii) a material change in the geographic location at which Executive performs his services; provided, however, that Good Reason shall not exist unless and until Executive has satisfied the notice and cure period provisions set forth below. Executive must provide a notice of termination to the Company within 90 days of the initial existence of the condition, event or circumstance that constitutes Good Reason. Upon receipt of such notice, the Company shall have 30 days during which it may remedy the condition, event or circumstance that constitutes Good Reason. If the Company remedies such condition, event or circumstance, then Executive shall not be entitled to terminate employment with the Company for Good Reason.

(f)	“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(g)	“Public Offering” shall mean the sale of shares of the Company’s Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended and where the Common Stock is listed for trading on a national securities exchange.

9. General Provisions.

(a)	Governing Law and Venue. This Agreement and any disputes or claims arising hereunder shall be construed in accordance with, governed by and enforced under the laws of the State of Delaware without regard for any rules of conflicts of law. Any action at law, suit in equity or judicial proceeding arising directly, indirectly or otherwise in connection with, out of, related to, or from this Agreement, or any provision hereof, shall be litigated only in the courts of the State of Delaware and the parties each hereby waive the right to a trial by jury of any claim, demand, action or causes of action under this Agreement. Executive and the Company consent to the jurisdiction of such courts over the subject matter of this Agreement. Executive waives any right Executive might have to transfer or change the venue of any litigation brought against Executive by the Company. In no event shall any dispute arising out of, or in connection with, this Agreement be submitted to arbitration or mediation.

(b)	Withholding/Taxes.

(i)	The Company will withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(ii)	Executive may satisfy tax withholding obligations by surrendering to the Company shares of Company Common Stock subject to Executive’s restricted stock grants made to him prior to a Public Offering that become vested upon the effective date of a Public Offering and which have a value on the effective date of the Public Offering equal to the statutory minimum withholding obligation in respect of such restricted stock grants.

(iii)	The Company will not pay or otherwise gross-up the Executive for any Federal, state, local or foreign taxes related to or arising with respect to any benefit provided or payment made under this Agreement.

(c)	Section 409A. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A. This Agreement will be administered and interpreted in a manner consistent with this intent, Executive and the Company agree to work together in good faith in an effort to comply with Section 409A and any provision that would cause this Agreement to fail to satisfy Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A). Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement, and no payments shall be due to Executive under this Agreement which are payable upon termination of Executive’s employment, until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Executive’s termination of employment shall instead be paid within 30 days following the first business day after the date that is six months following Executive’s termination of employment (or upon Executive’s death, if earlier). In addition, for purposes of this Agreement, each amount to be paid or benefit to be provided to Executive pursuant to this Agreement shall be construed as a separate identified payment for purposes of Section 409A. Notwithstanding anything in this Section 9(c), the Company shall not be responsible for any additional taxes or interest imposed on Executive pursuant to Section 409A.

(d)	No Waivers. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of any such provision, nor prevent such party thereafter from enforcing such provision or any other provision of this Agreement. Rights granted the parties hereto herein are cumulative and the election of one shall not constitute a waiver of such party’s right to assert all other legal remedies available under the circumstances.

(e)	Notices. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered personally or by local courier, (ii) upon confirmation of receipt when such notice or other communication is sent by facsimile, or (iii) one day after timely delivery to an overnight delivery courier. The addresses for such notices shall be as follows:

TO THE COMPANY:

Motricity

601 108th Avenue NE

Suite 900

Bellevue, WA 98004

Attn: General Counsel

TO EXECUTIVE:

At the most recent address on file with the Company.

(f)	Severability. The provisions of this Agreement are severable and if any provision of this Agreement shall be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provisions, or enforceable parts thereof, shall not be affected thereby unless as a result of such severing the remaining provisions or enforceable parts do not substantially reflect the intention of the parties in entering into this Agreement.

(g)	Successors and Assigns. This is an agreement for personal services and may not be assigned by Executive. The rights and obligations of the parties under this Agreement shall inure to the benefit of and be binding upon their successors, heirs and assigns, including the survivor upon any merger, consolidation or combination of the Company with any other entity.

(h)	Entire Agreement and Amendments. This Agreement sets forth the entire agreement of the parties hereto and supersedes all prior agreements, including without limitation the Prior Employment Agreements, negotiations, understandings and covenants with respect to the subject matter hereof. This Agreement may be amended, modified or canceled only by mutual agreement of the parties and only in writing. Notwithstanding the foregoing, the invention assignment and non-disclosure agreement Executive previously executed in favor of the Company and all outstanding stock option and restricted stock agreements between the Company and Executive shall remain in full force and effect and subject to the terms therein.

(i)	No Third-Party Beneficiaries. This Agreement shall be solely for the benefit of the parties hereto and no other person shall be a third-party beneficiary hereof.

(j)	Headings. The headings of the sections, paragraphs, subsections and subparagraphs of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

(k)	Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

MOTRICITY, INC.

By:	/s/ Richard E. Leigh, Jr.
Name:	RICHARD E. LEIGH, JR.
Title:	SENIOR VP, GENERAL COUNSEL

RYAN WUERCH

By:	/s/ Ryan Wuerch

SIGNATURE PAGE – RYAN WUERCH AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT